UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

THE PEP BOYS – MANNY, MOE & JACK

(Exact name of registrant as specified in its charter)

Pennsylvania	23-0962915
(State of incorporation or organization)	(IRS Employer Identification No.)

3111 W. Allegheny Ave., Philadelphia, PA	19132
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Rights to Purchase Common Stock	New York Stock Exchange

If this form relates to the
registration of a class of securities
pursuant to Section  12(b) of the
Exchange Act and is effective
pursuant to General Instruction
A.(c), please check the following
box.  ☒

If this form relates to the
registration of a class of securities
pursuant to Section 12 (g) of the
Exchange Act and is effective
pursuant to General Instruction
A.(d), please check the following
box. ☐

Securities Act registration statement file number to which this form relates:	001-03381
(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

(Title of Class)

Item 1.  Description of Registrant’s Securities to be Registered

On December 31, 1997, a dividend distribution of one right (a “Right’) for each outstanding share of common stock, par value $1.00 per share (the “Common Shares”), of the Company was paid to shareholders of record on that date.  The description and terms of the Rights are set forth in a Rights Agreement (the “Rights Agreement”), dated as of December 5, 1997, between the Company and First Union National Bank, as Rights Agent (the “Rights Agent”).

On August 18, 2006, the Company entered into Amendment Number One (the “Amendment”), dated as of August 18, 2006, between the Company and American Stock Transfer & Trust Company, as Rights Agent, to the Rights Agreement.

The Amendment modified the terms of the Rights to (i) to appoint American Stock Transfer & Trust Company as successor Right Agent, (ii) to implement a regular evaluation of the Rights Agreement by a committee composed of non-management members of the Board of Directors (the “Board”) who have been determined by the Board to be “independent directors” in accordance with NYSE, (iii) to permit the redemption of the Agreement by the full Board rather than by specified directors as previously provided for in the Agreement and (iv) to make certain conforming changes.

Except as modified by the Amendment, the description and terms of the Rights remain as set forth in the Rights Agreement and as previously disclosed in the Company’s Form 8-A/A (Amendment No. 1) filed with the Securities and Exchange Commission on December 19, 1997.

Item 2.  Exhibits

1.               Rights Agreement, dated as of December 5, 2006, between the Company and the Rights Agent (incorporated by reference from the Company’s Registration Statement on Form 8-A, filed on December 8, 1997).

2.               Amendment dated August 18, 2006, between the Company and the Rights Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

/s/ THE PEP BOYS – MANNY, MOE & JACK

Date: August 21, 2006